Ex. 99.1     Transcript for May 14, 2009 Conference Call for Investors

Good afternoon. Welcome to our first quarter 2009 webcast for CHDT Corp. (Symbol: CHDO.OB). I’m Jane Klein.

Before proceeding, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company’s performance. Such statements are covered by the Private Litigation Securities Reform Act of 1995, as amended. These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved. Words like “expect,” “anticipate,” “project,” “hope,” and similar words are forward looking statements. For a discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to the "Risk Factors" section in our current SEC reports.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically disclaim any obligation to do so.

Now I would like to introduce our Chairman, Howard Ullman

Thank you, Jane.  Good afternoon shareholders, analysts, and interested investors. Welcome to our first quarter webcast and current development update of CHDT Corp.  I’m Howard Ullman, Chairman of CHDT.

I am pleased to report our ninth consecutive quarter of increased revenue growth as CHDT posted a 197% increase in revenues this first quarter of 2009.  Sales increased from $574,180 in 2008 to $1,697,927 this past quarter.  We also finished the quarter with an order backlog in excess of $3.6 million dollars so we are off to a strong start for 2009.

For the past two years, Q1 averaged 8% of annual revenues and the first half 20% of annual sales. Well, this first quarter has already surpassed last years first half revenue numbers by 30%, let me say that again, This first quarter has already surpassed last years first half revenue numbers by 30% so our pattern of growth is continuing, albeit during the worst retail year in decades as retail sales fell 0.04% last month and that was the 8th decline in the last 10 months.

I’ll reiterate what was said last month at our year end cc call which was the four reasons for our success in growing our business even in tough economic times, which are:

#1) We are gaining new shelf space with the placement of new products developed over the past two years and now are receiving re-orders on some of our core programs.

#2) Our new products are innovative, green, and unique. Several of which are proprietary.

#3) Our Team is always looking forward to new products that meet the needs and wants of consumers.  Our diversification of product lines has proven to be a strong strategy and our focus remains on categories of interest.

And

#4) Our business model since our beginning avoids substantial inventory buildups prior to retail acceptance.  We stock initial inventories defined by and driven by support from our retailer’s commitments.  This is a very conservative approach which circumvents the significant problems slow moving inventories can cause companies.  Should a category or product be determined slow moving, such as our Simply Comfort line launched a year ago, we are in a position to quickly liquidate minimal inventories to recover most if not all of the actual setup costs. Our model allows maximum flexibility for a quick change of direction, if need be.

Besides finishing the quarter with revenues up 197% we also have a strong order back log leading into the second and third quarters in excess of $3.6 Million dollars.  These orders are comprised of book lights, Black Box drives and the Eco-i-Lites.  In short, our core categories are delivering with the exception of our automotive lines.  Automotive buyer reviews have been slow at retail as the demand for these products continues to decline.   However, we are working hard to gain placement for Q3&Q4.

During our year end cc call we projected first Quarter revenues to be $1,500,000 and we surpassed that number by 10%, however we are sticking with our projected annual revenue goal of 10 to 12 million and the expectation of profitability. We will of course monitor our programs closely and advise our shareholders of any significant changes either way.

Now turning to our financials.  Our First Quarter was our 9th consecutive record quarter for revenue growth versus previous years.

Results of Operations:  For the three months ended March 31, 2009, the Company had a net loss from continuing operations of approximately $299,000 versus a net loss from operations of $588,000 in 2008.  That is a net loss decrease of $289,000 or 49 % over 2008 results.  Operating expenses were $725,000 for the three months ended March 31, 2009 as compared to $818,000 for the same period in 2008, a decrease of approximately $93,000.

This supports what we have said for some time and that is we have already invested in our infrastructure and have management in place for the foreseeable future which means we should not see expenses growing parallel to revenue increases.

Total Net Revenues:  For the three months ended March 31, 2009 and 2008, the Company had total sales of approximately $1,698,000 and $574,000 respectively, for an increase of $1,124,000 which represents a 197% increase over 2008 results.  All of the revenue was generated by Capstone.  This increase was due primarily to successful placement of our lighting programs, particularly the Company’s new multi-functional power failure light which we expect will be a strong revenue producer throughout 2009.

Cost of Sales:  For the three months ended March 31, 2009 and 2008, we had cost of sales of approximately $1,196,000 and $320,000, respectively.  This cost represents 70.4% and 55.8% respectively of total Revenue.  As a percentage of Total Revenue costs have increased.  This is a direct result of the expanded mix of products now being sold and the increased sales on a direct import basis.

Gross Profit:  For the three months ended March 31, 2009, gross profit was $502,000, an increase by approximately $248,000 or 97.6% from the three months ended March 31, 2008.  For the three months ended March 31, 2008, gross profit was $254,000.  Gross profit as a percentage of sales was 29.6% for the three months ended March 31, 2009 as compared to 44.3% for the three months ended March 31, 2008.  This gross profit decrease is a direct result of two factors:

1.	With our expanded product lines the Gross Profit is now a blended percentage. Each product category provides a different Gross Profit percentage.

2.
Our larger customers are now buying on a direct import basis. The gross margin percentages are lower in this selling scenario but the Company’s expenses are also reduced as the customer is responsible for related expenses such as freight, duties and handling costs.

Even though the blended gross profit % has decreased, the overall gross profit dollars have increased by $248,000 or 97.6% from 2008.  This increase is attributed directly to the increase in product sales volume.

Now I would like to turn to Questions and Answers.  I have collected questions e-mailed to me the past few weeks from shareholders and would like to answer them now.

1) The company has announced numerous initial product orders from warehouse clubs and other big box retailers, have there been re-orders from any of these retailers?

The answer is Yes. There have been re-orders placed, some of which are currently a part of our backlog and because of vendor agreement constraints we are not permitted to release names of retailers or orders until our goods are publicly available on their shelves.

2) There has been little press recently on the STP tools, how are current sales doing?

The power tool and automotive accessory program is our single biggest disappointment but it is not exclusive to our company.  As you know we had strong initial placement in automotive retailers as well as warehouse clubs but these two categories are in decline.  We continue to market the program but until retailers see a recovery in automotive and hardware related categories this program will not yield strong results.

3) Can you elaborate on the future of BBI?  Why is the LLC inactive?

BBI’s LLC was previously Overseas Building Supply LLC and we do intend to move BBI into this LLC once the program gains enough traction to sustain itself as an independent entity. We have had great responses to BBI’s line of products but limited execution due to cutbacks by retailers for new categories.  As mentioned in the past, we launched BBI as a division of Capstone in order to save duplicate costs such as insurance, accounting and logistics.  But most of all are the vendor numbers and relationships we already have through Capstone which is essential in order to get products on the shelves of any retailer. So the LLC will become active when the time is right.

4) Now that the company is in its fifth month of the fiscal year, will CHDT Corp have a profitable 2009 as previously projected?

We are not in a position to guarantee that result.  However, if business continues on its present course, that is a more than fair expectation in this calendar year. Our first quarter which historically represents less than 10% of our annual sales was $1,750,000 so if we can continue at our current rate then the 10 to 12 million in sales is a realistic goal and one which would result in a profit for the year. Keep in mind we also finished the quarter with a 3.6 million dollar backlog so if you combine our first quarter with our backlog it almost equates to 6 million in orders and last year we generated $6.75 million for the year with 80% of our revenues in the second half of the year.  So I think we are positioned well to reach our goal.

5) I understand the new products introduced at the CES show will be available to the buying public in possibly the 2nd Quarter. Will the company PR these introductions and where they can be purchased?

As you know we were one of less than 30 companies to win an award at the CES show out of 2800 exhibitors.  We received a design and engineering award and the response to our products at the show was amazing.  Once again, however, new product introductions have been greatly reduced in number due to the economy. We have several programs pending but we reserve from making any projections due to the state of the retail market.  Having said that, we do have product on the shelves of one mass merchant and we are anticipating tests within the warehouse club channel in Q3.

6) It Appears the Eco-i-Lite is your strongest item.  Is that true?

Actually the Capstone lighting program is currently our strongest revenue generator as both the book lights and Eco-i-Lites are performing well.  The difference between the two is the Eco-i-Lite is a more trendy product with the amount of green marketing taking place in this country. The launch of the mini Eco-i-Lite at the Housewares show was very good and major retailers in all channels are scheduled for final introductions to the program in May and June. In regards to our book light programs we continue to increase sales through new products and additional sales channels.

7) How confident are you in regards to the stability of your Overseas Suppliers. Are they reliable and sound?

In fact, we asked ourselves the same question last fall and our CEO and COO went to China to visit our factories and their findings were they are sound.  If anything, we have become more important to them during this business decline as our orders continue to grow.  Trade financing in China has weakened but we have been able to work through that with support from our board of directors and CEO who have provided P.O. financing on major orders.

8) Do you have enough money to grow?

We have an asset banking facility with Sterling National Bank which has been helpful but it will need to be increased which is a direct result of our performance.  Additionally, we registered 35 million shares to be used to fund our growth as opposed to relying on third parties, giving us more control of our future growth needs.  We think it’s the right thing to do but these shares will not be a funding source until our stock starts to demonstrate its true worth as we believe we are undervalued at current price levels.

9) What type of new product introductions can we expect?

BBI will expand its program with secure storage drives which will have a stronger  appeal to the distributor markets and this program is in its final stages of completion now.

Our book light program has gone through a complete refresh with new devices and beautiful new packaging.  In fact, we contribute these new features to our recent success at Target Stores where we will be the exclusive supplier for their Holiday Book light End Cap Program where last year we supplied roughly 80% of the items.

10) Anything, other than the obvious challenges facing companies due to the recession, you feel would limit CHDT’s chances for success?

Our company is operated in a controlled manner and our management team is bullish on the future. We are anticipating continued success as recovery in the economy takes place. Unforeseen problems, other than trade financing availability; no, we don’t really see any major hurdles.  We are confident that we can continue to perform.  After all, we grew 134% in 2008 versus 2007 and our first quarter showed further revenue acceleration of almost 200%.  I don’t know of many companies posting those kinds of gains in these turbulent economic conditions.  So, we look forward to speaking to you again at the end of our second quarter.

11) We know you hired Ken Drescher to handle International Sales and understand it may take up to a year to place products outside the US.  How is the process coming along?

We have made good progress as we have had solid feedback from both European and Latin American customers and we are currently in the process of retrofitting our power plugs to meet the electrical requirements of these countries. As a matter of fact, subsequent to the International Housewares Show we have received an initial Eco-i-Lite order from South America for our complete Eco-i-Lite line.

Until then, this is Chairman Howard Ullman, wishing you a good day.